Exhibit 99.1

(1)  The shares of Common Stock sold were held by the Reporting Persons as follows: 390,404 by Alliance Technology Ventures III, L.P. and 6,630 by ATV III Affiliates, L.P.  ATV III Partners, LLC is the general partner of Alliance Technology Ventures III, LP and ATV III Affiliates, L.P., and in such capacity may be deemed to have shared voting and/or dispositive power over such shares.  The Reporting Persons disclaim beneficial ownership of the shares, except to the extent of their pecuniary interests therein.